Exhibit 10.14

CHINA SLP FILTRATION TECHNOLOGY, INC.

INDEPENDENT DIRECTOR AGREEMENT

THIS AGREEMENT (the "Agreement") is made as of the _ day of May 2010 and is by and between China SLP Filtration Technology, Inc., a Delaware corporation (hereinafter referred to as the "Company"), and Richard Cohen (hereinafter referred to as the "Director").

WHEREAS, it is essential to the Company to attract and retain accomplished and capable individuals to serve on the Board of Directors of the Company (the “Board”); and

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company; and

WHEREAS, the Board desires to appoint the Director to serve as and perform the duties of an independent director and the Director desires to be so appointed and to perform the duties required of such position in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1.     DUTIES.  Effective on his appointment by the Board,  Director will serve as a director of the Company and perform all duties of a director of the Company, including without limitation (1) attending meetings of the Board, (2) serving on one or more committees of the Board (each a “Committee”) and attending meetings of each Committee of which Director is a member, (3) using his judgment and advice in the best interests of the shareholders, and (4) any other customary duties of a director as may be determined and assigned by the Board and as may be required by the Company’s certificate of incorporation, bylaws and its corporate governance and board committee charters, each as amended or modified from time to time, and by applicable law, including by the Delaware General Corporation Law ("DGCL").

The Director agrees to devote sufficient time to perform the duties of a director of the Company, including duties as a member of such committees as the Director may hereafter be appointed to.  The Director will perform such duties in accordance with his fiduciary duty as a director arising under the DGCL.

2.     TERM.  This Agreement shall be effective commencing as of the date of the Director’s appointment by the Board and shall continue for so long as Director shall continue to be a director.

3.     COMPENSATION. The Company will compensate the Director as follows:

(i)     The Company shall pay the Director an annual retainer fee of $24,000 with $2,000 to be paid at the beginning of each month.

(ii)    For attendance at meetings by telephone conference all, the Director will be paid no additional fee.

(iii)      The Company will, pursuant to the terms and conditions of an equity incentive plan to be adopted by the Company, grant to the Director 30,000 shares of restricted stock with one third vesting on the date of grant, one third vesting on the first anniversary of the date of grant and one third vesting on the second anniversary of the grant date with the restricted stock ceasing to vest as of the date Director ceases to be a director of the Company.   Director shall be eligible for other awards subject to Board approval.

(iv)      For each meeting of the Board and Committee for which the Company requests attendance in person, the Company will reimburse for travel expenses incurred including airfare from home base to meeting location, ground transportation, meals, hotel, visas, phone, internet connections costs, and other miscellaneous expenses for the duration of the trip.

4.     EXPENSES. In addition to the compensation and reimbursement provided in paragraph 3 hereof, the Company will reimburse the Director for pre-approved reasonable business-related expenses incurred in good faith in the performance of the Director’s duties for the Company.  Such payments shall be made by the Company upon submission by the Director of a signed statement itemizing the expenses incurred. Such statement shall be accompanied by receipts or documentation for the expenditures.

5.     CONFIDENTIALITY. The Company and the Director each acknowledge that, in order for the intent and purposes of this Agreement to be accomplished, the Director shall be obtaining access to certain confidential information concerning the Company and its affairs, including but not limited to business methods, financial data and strategic plans which are unique assets of the Company ("Confidential Information"). The Director covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information.  The Company and the Director each acknowledge that, in order for the intent and purposes of this Agreement to be accomplished, the Company shall necessarily be obtaining access to certain intellectual capital, benefit of the Director’s experience and expertise, and contacts possessed by the Director (“DIC”). The Company covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any “DIC” except as the Director may allow in writing; provided, however, that all DIC shall be identified to the Company in connection with its disclosure and provided, further, that such DIC shall not be otherwise publicly available or known to the Company.

6.     NON-COMPETE. During the term of this Agreement and for a period of twelve (12) months thereafter (the "Restricted Period"), the Director shall not, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business competitive with the Company’s current lines of business or any business then engaged in by the Company, any of its subsidiaries or any of its affiliates (the "Company's Business") for the Director’s own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company's Business; provided, however, that the Director may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company's Business. In addition, during the Restricted Period, the Director shall not develop any property for use in the Company’s Business on behalf of any person or entity other than the Company, its subsidiaries and affiliates.

7.     TERMINATION.  With or without cause, the Board and the Director may each terminate this Agreement at any time upon ten (10) days’ written notice, and the Company shall be obligated to pay to the Director the compensation and expenses due up to the date of the termination.   Nothing contained herein or omitted here from shall prevent the shareholders of the Company from removing the Director with immediate effect at any time for any reason.

8.     INDEMNIFICATION.  The Company shall, to the fullest extent allowed by the DGCL, indemnify and hold the Director harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, the Director’s position with the Company.  The Company shall advance to the Director any expenses, including attorney’s fees and costs of settlement, incurred in defending any such proceeding to the fullest extent allowed by the DGCL.  Such costs and expenses incurred by the Director in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of the Director to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that the Director is not entitled to be indemnified by the Company or any subsidiary thereof.

9.     AMENDMENT AND WAIVER.  No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties.  No waiver of any provision of this Agreement on any occasion will be deemed to constitute or will constitute a waiver of that provision on any other occasion or a waiver of any other provision of this Agreement.

10.   NOTICE. Any and all notices referred to herein shall be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s address as specified in filings made by the Company with the U.S. Securities and Exchange Commission and if by fax to 011-86-____ with a copy (which shall not constitute notice) by fax to 212-688-7273.

11.   GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of Delaware.

12.     ASSIGNMENT. The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of the Director under this Agreement are personal and therefore the Director may not assign any right or duty under this Agreement without the prior written consent of the Company.

13.     MISCELLANEOUS. If any provision of this Agreement shall be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

14.     ARTICLE HEADINGS. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.     COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

16.     ENTIRE AGREEMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Independent Director Agreement to be duly executed and signed as of the day and year first above written.

CHINA FILTRATION TECHNOLOGY, INC.

By:	/s/ Li Lie
Name: Li Jie
Title: CEO

INDEPENDENT DIRECTOR

/s/ Richard Cohen
Richard Cohen